Exhibit 99.1

National & Retail Trades and First Call

For release: July 7, 2005 at 8:30 AM (EDT)

KOHL'S CORPORATION REPORTS JUNE COMPARABLE STORE SALES INCREASE OF 14.4%

MENOMONEE FALLS, WI, -- (Business Wire) – July 7, 2005 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the five-week period ended July 2, 2005 increased 25.6 percent over the five-week period ended July 3, 2004. On a comparable store basis, sales increased 14.4 percent.

For the 22 weeks ended July 2, 2005, total sales were up 16.5 percent over the 22 weeks ended July 3, 2004.  On a comparable store basis, sales for the 22-week period increased 5.4 percent.

Larry Montgomery, Chief Executive Officer, commented, “We are very pleased with our results in June.  We continue to see great response to our new merchandise initiatives.  At the same time, our seasonal businesses experienced strong comparable store sales increases with the break of the weather.  As a result of June’s performance, we now expect earnings for the second quarter to be in the range of $0.51 to $0.52 per diluted share.”

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. - This Year
	July 2,	July 3,	All	Comp
	2005	2004	Stores	Stores

June	$ 1,142.8	$ 909.6	25.6%	14.4%
Year-to-Date	$ 4,784.7	$4,105.6	16.5%	5.4%

On July 2, 2005, the Company operated 670 stores in 40 states, compared with 589 stores in 38 states at the same time last year.

The Company expects to open approximately 62 additional stores in the third fiscal quarter. In August, the Company will open four new stores.  The remaining stores, including new entries into Orlando and Jacksonville, Florida, will open in October.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (402) 220-0820 and will be available for 36 hours.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact:  Wes McDonald, Chief Financial Officer,

(262) 703-1893

Media Contact:

Vicki Shamion, Director – Public Relations,

(262) 703-1464